Exhibit 99.1

 Trading Under the Symbol: ISDR

Transcript of

VirtualScopics, Inc.

Second Quarter 2015 Financial Results

August 11, 2015

Participants

Eric Converse – President and Chief Executive Officer

Jim Groff – Chief Financial Officer

Presentation

Operator

Greetings and welcome to the VirtualScopics' Second Quarter 2015 Financial Results. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press * 0 on your telephone keypad. As a reminder this conference is being recorded.

I would now like to turn the conference over to your host, Jim Groff, Chief Financial Officer and Eric Converse, Chief Executive Officer. Thank you, Mr. Groff, you may begin.

Jim Groff – Chief Financial Officer

Good afternoon and welcome to VirtualScopics’ Second Quarter 2015 Conference Call and Webcast. I would like to remind everyone that during today’s conference call and webcast, we’ll be making forward-looking statements that refer to future events, which involves some risks and uncertainties. Please refer to Slide 2 that includes a discussion of the forward-looking statements and related risk factors, which is our customary disclosure. With me today is Eric Converse, our President and Chief Executive Officer.

I am going to begin this afternoon with a discussion around the financial results for the 3 and 6 months ended June 30, 2015. Let’s start today’s discussion around our backlog. Backlog represents anticipated service revenue from work not yet completed or performed under signed contracts. Once work commences, revenue is generally recognized over the life of the contract as services are provided. Backlog at June 30, 2015 was approximately $28.3 million after removing projects at risk. We believe that our backlog as of any date could be a meaningful predictor of future results but due to inherent risks such as projects being subject to cancellation, revision or delay, this number needs to be considered thoughtfully.

Customers terminate, delay or change the scope of projects for a variety of reasons including among others the failure of drugs being tested to satisfy safety requirements, unexpected or undesirable clinical results, client decisions to forego a particular study, and insufficient patient enrollment or investigator recruitment. However, there are also situations where a study will increase in scope and reflect a subsequent increase in budget dollars that is not reflected in the current backlog.

Let’s now turn to Slide 3 covering our statement of operations. Revenues for the quarter ended June 30, 2015 were $3 million as compared to $2.6 million for the quarter ended June 30, 2014, representing 14% increase. Revenues for the first half of 2015 was $5.8 million as compared to $5 million for the first half of 2014, representing 17% increase. This is in direct correlation with the increase in project bookings during 2014, as sights are being trained, recruitment of participants begins for these studies and time points [ph] start to be received. We are experiencing an increase in the number of [indiscernible] which we believe will continue going forward and it’s an indication of a positive trend. This is the second quarter in a row that we have had the highest revenue achieved for a quarter since the second quarter of 2013, two years ago. We view this as a significant achievement and trend.

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

Now turning to gross profit. For the second quarter of 2015 gross profit was approximately $1 million as compared to $941,000 for the second quarter of 2014, representing 7% increase. Our gross profit was $2 million for the first half of 2015 as compared to $1.7 million for the first half of 2014, representing 17% increase. Our gross profit margin was 33% during the quarter ended June 30, 2015 compared to 36% in the second quarter of 2014. The gross margin was 34% for the first half of 2015 and 2014. Our gross margins tend to fluctuate based on therapeutic area mix and phase of study and specifically as it relates to the volume of revenue, as there are a certain amount of fixed costs required to support the business.

The company incurred additional fixed costs in the first half of 2015 as a result of adding additional headcount in the service cost area during the fourth quarter of 2014 and the first quarter of 2015 to support anticipated revenue growth. Research and development costs for the second quarter of 2015 were approximately $298,000 as compared to $306,000 for the second quarter of 2014 and $648,000 for the 6 months ended June 30, 2015 as compared to $592,000 for the 6 months ended June 30, 2014.

The increase from the first half of 2015 was attributed to placement fees associated with the hiring of employees in the software development group during the first half of 2014 to support the increase in bookings and enhancements in our infrastructure. Our research and development efforts center around refining our processes to the use of our software platform in order to allow for greater reporting capabilities for our customers and gain efficiencies which we believe will better allow us to standardize our processes as we scale the business.

Sales and marketing costs for the second quarter of 2015 were approximately $351,000 as compared to $483,000 for the second quarter of 2014 and $641,000 for the first half of 2015 as compared to $828,000 for the first half of 2014. The decrease is from a reduction in a number of conferences attended during the first half of 2015 as compared to the first half of 2014. Additionally, there was a decrease in commissions resulting from the timing of bookings in 2015 as compared to 2014. Our sales and marketing initiatives encompass attendance and presentations at leading industry conferences, frequent educational webinars and active calling on existing and new customers as well as our continued efforts to attract new business through our PPD, IXICO and recently added Micron channel.

General and administrative costs for the quarter end June 30, 2015 was $779,000, down 4% from $808,000 in the prior year’s quarter. For the first half of 2015, general and administrative costs were $1.6 million as compared to $1.5 million in the first 6 months of 2014. The increase for the first half of 2015 was largely attributed to added headcount in the information technology, quality and finance departments. The next item I would like to point out is the improvement in our operating loss which was $535,000, down 27% from $732,000 in the prior year’s quarter. The operating loss was $1.1 million for the 6 months ended June 30, 2015 and compared to $1.4 million for the 6 months ended June 30, 2014, an improvement of 21%.The improvement in operating loss was primarily related to the increase in revenue. We believe this trend will continue throughout the year as we work our way towards profitability.

Let’s now turn to Slide 4 in the balance sheet. As of June 30, 2015, we had a cash balance of $1.7 million compared to $4 million at the close of 2014. Cash used in operations increased in the first 6 months of 2015 compared to the first 6 months of 2014 due to continued losses and the timing of cash receipts from our customers. The cash burn decreased by 45% or $742,000 during the second quarter of 2015 as compared with the first quarter of 2015. As revenue continues to decline and expenses to support revenue growth remain constant, the funding on losses is greatly reduced.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

As part of our efforts in managing our overall cash position, we entered into a loan and security agreement with Silicon Valley Bank to obtain a revolving line of credit with a maximum window of $2 million. The line of credit was initially subject to a borrowing base equal to 80% of eligible accounts receivable. The line provides us with operating capital to help offset fluctuations and cash flow without diluting investors. While we do not expect to draw down on this credit facility with our current budget for the remainder of the year, it provides a cushion and peace of mind for customers and potential customers.

Overall, the second quarter of 2015 demonstrated a considerable increase in revenue over the prior year's quarter and the highest quarter revenue recognized in years. As a result of this momentum, we believe we are on our way to return to a solid growth rate and profitability.

I will now turn it over to Eric.

Eric Converse – President and Chief Executive Officer

Thanks, Jim. Good afternoon, I am very pleased about how the year has been progressing. If you will turn now to Slide 5, you have heard the second quarter operational results from Jim for 2015. These results combined with those achieved in the first quarter of 2015 are creating a positive trend that we will continue during the second half of the year. So where are we? I want to just give you a quick overview.

First, a year with its first two quarters showing double-digit growth over the same quarters last year. Next, a cash burn which reduced by almost 50% from last quarter. Third, contained losses, even during the most expensive quarter of the year, this is the quarter when we have all of our conferences and our sales and marketing spend is at an all-time high. Fourth, a line of credit for up to $2 million agreed with Silicon Valley Bank which Jim has stated provides the cushion should be need it. We have no plans to use it.

Next, we have deepened relationships with big pharma and one of the remaining big pharma companies has recently reached out to us for discussion on restarting our business relationship after more than three years, again continuing the trend of big pharma returning to us. Sixth, an optimistic management team feeling that as a company we have turned the corner and are on a path to continue to increase revenue and return to profitability. Seventh, an investment in our partner IXICO’s software TrialTracker dominating all new projects in the start of this year. Eighth, greater market awareness of our recent success and position as the state’s lead contender.

And finally, more awareness of our future in the media and via social media. I have attended an investment conference in May in New York. Sat for video interviews with applied clinical trials in equities.com. I did a phone interview with The Wall Street Transcript that will soon be on our investor site. Next, interviews with the local paper in the New Hope office area and on top of all of this, I’ve had follow up with multiple discussions with parties from the investor conference in May who are interested in continuing their dialog about our future.

In summary, with stabilized increase in revenue, the elimination of cash concern and breakeven in sight, we have never been more focused on growing our business and achieving critical mass. While we believe we are on a positive forward track, I believe it is proper to remind you of the vulnerability of a company our size and the potential risk associated with a young backlog and mention that we are still subject to project cancellations due to ineffective drugs or early signs of failure of a trial. I believe, however, we have mitigated this risk with our narrowed focus over the last 18 months, but still feel I need to mention it.

Many of you heard from us during our shareholders meeting in June. We were very pleased with the feedback we received from our shareholders as they expressed appreciation for our presentation on our operational excellence by Ronald Way, our Vice President of Operations and his team. It was also encouraging to hear a few of you comment on our new website and general market communication to the industry. My personal efforts have continued with more industry conferences like DIA, an annual gathering of life science professionals, that was in DC in June this year and then my investor conference in New York this past May.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

If you turn now to Slide 6. During the second quarter, I was able to spend more time with our customers and communicate with members of the investment community interested in learning more about VirtualScopics. As for our customers, we are seeing more and more opportunities in our future. We have not only advanced discussions with our current network sponsors, but we have also targeted some of our focus on biotech which are working in immuno-oncology drug development.

In July, we hosted another live seminar, this time in Boston, right in the middle of a major biotech hub. If you recall we had our first live seminar in New Hope, Pennsylvania the week after our last conference call and the attendance was beyond expectations. We were also pleased with the response we got for our live seminar in Boston which featured Ed Ashton, our Chief Scientific Officer. Further, we tied this event to a joint presentation with our alliance partner PPD. That night PPD hosted a dinner for its customers and had the Dr. Dirk Reitsma, Vice President of Global Product Development and a member of our scientific advisory board share his presentation with Dr. Ashton from VirtualScopics.

While in Boston with the team, I participated in a customer presentation to a biotech company looking to award a program of studies to an imaging vendor, again the feedback was very encouraging. The success of the recent Boston Live seminar and joint presentation with PPD has us working on another live seminar this time back in New Hope and this time with our other alliance partner, IXICO. We will do that sometime this fall.

And speaking of IXICO, as I mentioned earlier, we are fully [indiscernible] our software license to TrialTracker and the number of new projects being put on this software is ahead of our expectation. Additionally, we have four wins for the alliance and we are waiting on another possible award from large pharma very shortly. We have just passed the first anniversary of our alliance in the opening of the joint office in New Hope, Pennsylvania. We were actually with IXICO on this anniversary in New Hope, discussing more strategic thoughts for our future together. Expect more news on this alliance going forward.

What has also been a focus this year is the honest and direct customer discussions. Honestly speaking, we’re raising some of our prices and working with our customers to get them to understand why this is a good discussion for us and them. While these discussions have not been easy, they are necessary and part of our strategy going forward. I believe we created this situation in the past where we offered pricing to win business and our profitability was not the main focus.

Now, that we have narrowed our focus, attained an admirable level of operational excellence and shown our customers the value of working with us, we have been very direct and open with them about future business. We offer the best value for money and more and more of our customers are acknowledging this and are open to more collaborative discussion on future pricing and the benefit of working with VirtualScopics. Many customers have commented that our service and science are second to none and appreciate our position as a recognized leader in early-stage studies, which require heavy scientific input and a fair degree of flexibility. This feedback is extremely rewarding.

We’ll turn to the next Slide 7. We don’t want to forget Phase 3. Another value-add of the VirtualScopics offerings is the expansion of our cooperation with different radiologists groups. Many of our sponsors have expressed an interest and are working with some of the better known radiologists group across the country in order to help and feel more confident in their decision to have us run the imaging portion of their larger Phase 3 clinical trials. This is particularly important when the compound is going to registration with the FDA.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

We have found that working with these radiologists groups has recently improved our reputation with some of our sponsors. However, each sponsor is different and fortunately, our current radiologist pool of leaders remains a bedrock of our value and the experience offered by these radiologists remains a critical part of our offering to many of our sponsors as well. There is no one-size-fits-all solution across trial size or sponsors and this is where our flexibility really gives us its strong selling position.

As we focused last year on shoring up the core business, we now need to continue with our operational efficiency improvements and focus on how to continue to build revenue. As mentioned earlier, we still need to obtain the critical mass we believe would strengthen our position in the clinical trial imaging industry. When I speak about critical mass, I mean the build out of revenue and backlog, which puts the company in a position of increased strength and lessen vulnerability to changes in specific trials.

At present, we are focusing on having this done by organic growth, winning larger studies with our current customer base, expanding our offering into other parts of the industry like biotech and maintaining these relationships, old or new, through our operational excellence. But I’d also like to be very clear that I’m looking at ways to increase our revenue, which are not simply increasing our current revenue. There is nothing further I have to share in this topic, but I’m looking out a few years and working on a strategy, which could help accelerate our revenue growth more than just organically and ultimately add even greater value to our shareholders.

As I had stated in the past, all my business communications have been further convincing me that we are on the correct path of the company and are continuing these efforts and our core focus will pay off. I want to continue to invest in our infrastructure and our people. Our recent line of credit with the Silicon Valley Bank has also lessened the concern for cash requirement and allows us to continue our focus on our future and our growth. As we look to the balance of this year, we feel we’re well placed to continue the trend Jim reported on our revenue, return to breakeven and have the ability to really look at our future strategy and deliver solid earnings and shareholder value.

Jim and I can now take your questions.

Operator

We will now be conducting a question and answer session. If you would like to ask a question, please press * 1 on telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. One moment, please, while we pole for questions.

Our first question comes from the line of Paul Nouri at Noble Equity Fund.

<Q>: What was your book to bill for the quarter?

Eric Converse – President and Chief Executive Officer

As I said in our initial call this year, we were really only going to be reporting on our backlog and our revenue because last year when we were reporting more and more, I think we were confusing our shareholders more than we were helping them. I would say for the first half of the year, our book to bill was probably about 1 to 1.

<Q>: And then the backlog for this quarter compared to the prior quarter and the prior year quarter?

Eric Converse – President and Chief Executive Officer

Our backlog is about the same over the two quarters and what we’ve done is we have had quite a few of our bookings that we’re working on awarded and we’re just waiting to close to announce bookings. So, we’re expecting that the backlog for the year will grow.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

<Q>: Do you expect the current cost structure to about stay even throughout the rest of the year and then to get to profitability through slightly increased revenues from here?

Eric Converse – President and Chief Executive Officer

Yes. As I said, a lot of our spending was done in this quarter as far as sales and marketing. We had also hired quite a few people later last year in order to prepare for an increase in revenue. So, that combined with the efficiencies that we gain on our TrialTracker software and a few other changes, we don’t feel we are going to need to add headcount as the revenue increases.

Operator

Our next question comes from the line of Paul Rodgers at Gold Leaf Capital Management.

<Q>: Your total operating expenses were down 8% for the quarter. Is that kind of a one-off or will we see a diminution throughout the next couple of quarters or even in 2016 or has most of the fat come out already?

Eric Converse – President and Chief Executive Officer

I don’t think that our cost will reduce that much more going forward, because as we are growing, we are just planning that they will not increase as much as they had in the past and revenue would increase.

<Q>: Receivables picked up quite a bit here in the quarter, was that a timing issue?

Eric Converse – President and Chief Executive Officer

It was a great timing issue. We had a really nice June.

<Q>: And we are expecting those revenues by the end of the year, the end of the quarter?

Eric Converse – President and Chief Executive Officer

Those revenues would increase—

<Q>: I am sorry, the receivables.

Eric Converse – President and Chief Executive Officer

Yes, I think Jim would tell you, we are averaging between 60 and 70 days outstanding with that there.

Jim Groff – Chief Financial Officer

We are averaging about 70.

<Q>: And that’s what little bit above trend or significantly above trend?

Eric Converse – President and Chief Executive Officer

It’s just a little bit above trend.

<Q>: Can you talk about your relationship with PPD, a couple of years ago, roughly 30% of your RFPs were with PPD, is that ratio—what percentage is still coming from PPD?

Eric Converse – President and Chief Executive Officer

We decided last year that we were going to change the focus of our relationship with PPD and by changing that focus we have reduced the number of RFPs we received from them because we found ourselves chasing after a lot of opportunities that had already been won by someone else by the time we learned about it. I think with these changes, the number of RFPs received has gone down, but the win rate has increased. I think the productivity of our relationship with PPD has gained tremendous ground. I think that our relationship—especially, this year as a result of last year’s changes is what results in that joint live seminar in Boston. I think the relationship has only gotten stronger.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

<Q>: What is the major sources, one or two of the RFPs coming in, is it because of your presence at the conferences, is it the networking you have been doing, is it existing customer base? If PPD has taken a smaller role, what is the largest channel for RFPs coming in?

Eric Converse – President and Chief Executive Officer

Well, as we have been talking over last year or so, a lot of our customers are staying with us and that was something that has changed. We have been saying last year, I believe six of nine were repeats from the year before and then that list just continues to grow, and that’s just large pharma. And it’s our operational excellence, which once our BD teams [indiscernible] wins business, it’s the operations team which keeps it and repeats it. And so we are constantly out there hunting for new business. The biotechs, we’re not going get as many, but the larger pharma, the ones that are with us right now, they stay with us, because our BD team is out there watching for opportunities, but we’re winning them because of our operations team.

<Q>: Eric, at one point the trials you were looking at were roughly 50% cancer, 20% cardio, 20% metabolic. Is it still basically the same ratio?

Eric Converse – President and Chief Executive Officer

Now, I would say cancer is more like—oncology is more 70% of that and then the balance is musculoskeletal, and—

Jim Groff – Chief Financial Officer

Metabolic.

Eric Converse – President and Chief Executive Officer

—metabolic disorders. Yes, thank you. A smaller part is cardiac.

<Q>: Do margins vary among those illness groups or the margin is very more with what clinical trial phase we are in or does cancer have a higher margin than cardio or metabolic?

Eric Converse – President and Chief Executive Officer

That is a great question, and that’s what I was speaking to in my discussions with customers recently. If you have a larger Phase 3 you’re going to be more profitable on that because it takes just as much effort to step up a trial, which is a Phase 3 as a Phase 1. Historically, we have been doing so many smaller ones and we have been charging the same pricing and that just doesn’t make sense going forward, and that’s why I was really pleased to see the reaction and acknowledgement from a lot of our customers who were saying we understand that and we think it’s good value for money and we are open to these discussions. If it’s a larger phase trial, you are far more profitable on that and the smaller ones and it’s not so much by therapeutic as it is by size. You have some therapeutics, which are more complicated but it depends on what the sponsor wants, it could be easy for therapeutic or difficult. But I think the main issue is the size.

<Q>: Just so I’m clearer on approaching clients on pricing increases, so this is on the smaller wins, and you’re saying to them, look we help you set up, we give you a lot scientific information, you’re a nascent company, we’re helping you to design this. Before, we didn’t charge appropriate for that and we are going to start upping our pricing given all the value we bring to the table on these Phase 1 and 2 trials, is that correct ?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

Eric Converse – President and Chief Executive Officer

I think that’s a fair summary.

Operator

Our next question comes from the line of Robert Kessler [ph], who is private investor.

<Q>: My first question is are we now target to hit your early revenue projection. I think Eric you spoke about that a couple of quarters ago and I don’t remember the figures, so I don’t want to misquote, but are we still on target to hit our yearly revenue?

Eric Converse – President and Chief Executive Officer

I will tell you, we did not share what our annual revenue target is, but I will tell you that we are on target with what we’ve set out and we are looking to have a nice double digit increase over last year. One of the difficulties that we’ve struggled with this year is as I’ve shared in the past, with a young backlog, the startup is always difficult. It’s the recruitment of the patients, it’s getting the site qualified, and it makes that those early days of revenue forecasting more difficult. So it’s been a bit tricky these first six months, but I will tell you we’re very pleased and we see a lot of this maturing coming, which is making the prediction a lot easier now going forward. But we did actually have a quite a bit of wins last year, which was great for our backlog, but again, it’s a very young backlog and that has made the first six months of this year more challenging as far as forecasting. But we feel we’re on track and very pleased with how we’re doing so far.

<Q>: Well, maybe I’m playing a game of wishful thinking, but weren’t we supposed to be hitting profitability by the end of 2015 perhaps, perhaps the first quarter of 2016?

Eric Converse – President and Chief Executive Officer

No, no. I was very clear, it’s the end of 2015. We’re not going in to 2016 and that it will be for the quarter, not for the whole year. So we are looking at hitting breakeven in the last quarter of this year.

<Q>: I believe that’s what you did say, so I appreciate you re-qualifying that.

Eric Converse – President and Chief Executive Officer

And I appreciate your patience over these 11 years.

<Q>: Well, I used to be young and good looking before becoming a shareholder in VirtualScopics.

Eric Converse – President and Chief Executive Officer

Well, I would be the young, good looking one now.

<Q>: You still are. Regarding the stock itself, obviously it’s been languishing these days and understandably I suppose, but is there any effort under foot to expand the number of market makers or to get greater coverage out there or any other creative rate of visibility for the stock.

Eric Converse – President and Chief Executive Officer

I think we have a few issues there. One is the just liquidity. When we did the reverse split to stay on that back in 2013, that took us down to one-tenth of the number of shares available. You have some people who have been holding on to their shares, such as yourself, but that really limits the trades. You put on top of that someone who doesn’t see the liquidity who wants to get out and they know they have to sell at a very low price, that they need to really sell quite a few shares. I think what we’re going to need is to continue a little bit more time, where we’re saying what we’re going to do and we’re actually doing it.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Second Quarter 2015 Financial Results August 11, 2015

I’ve had a few direct calls from people just asking, why can’t you get the stock price up in the shorter term and get a better liquidity. My concern is when it goes up, you get people who are selling and we really need to show that we have sustainable growth in this business, before I think we’re going to see great changes in the share price.

<Q>: And to your point, isn’t it also a function of the number of market makers with greater liquidity?

Eric Converse – President and Chief Executive Officer

Yes. And I’m in those discussions ever since my conference meeting in May. I had a few of them earlier, but I’m in a few discussions with a few people like that. My concern is I don’t want to be artificially inflating something. I want to make sure that what we’re showing to the market is that this is going to be sustained and I think in keeping these discussions going, we will see that as we are breaking even.

Operator

Our next question comes from the line of [indiscernible], a private investor.

<Q>: Before Eric, you mentioned I think it was last quarter, breakeven being around $3.25 million. Do you still see that target, the way the revenues are going up? Can you kind of shed more light on that?

Eric Converse – President and Chief Executive Officer

I’m going to stick with our comments. Historically, we’ve been between 13 and 14 is breakeven. I think it’s closer to 14 but I do see that we will make breakeven by the end of the year.

<Q>: So right now, the losses are in tune of $0.5 million, how do you see that improvement in that the revenue number is only you’re looking at a couple of $100,000 improvement?

Eric Converse – President and Chief Executive Officer

We see that some of the costs will lessen in this quarter, going into the fourth quarter and those are things that we’ve already put in place and then revenue will increase. So we will span that gap.

<Q>: And if you had to choose one thing in terms of what you see in helping and increasing the revenue, what are you most optimistic about going forward and in that what’s going to increase your revenue?

Eric Converse – President and Chief Executive Officer

Our pipeline, as I said, the discussions we’ve been having with customers, the types of projects we’re able to bid on now and the communication we’re receiving back from them about what’s coming has been very encouraging. Not only what we have in hand that we’re bidding on, but also what’s coming next. What’s also been interesting is with some of our customers we’re not going out for competitive bid, and when you’ve got a relationship like that, that’s the best you could ask for.

Operator

At this time, Mr. Groff, there are no further questions.

Eric Converse – President and Chief Executive Officer

Okay. At this time, we appreciate all of your time and your support. Jim and I are looking forward to our future earnings calls because we believe our news will continue to stay at this positive trend. We wish you all good afternoon.

Operator

This concludes today’s teleconference.

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